EXHIBIT 10.3

STIPULATION AND AGREEMENT

Dated December 14, 2005

Article I - Introduction

On October 17, 2003, the Iowa Utilities Board (“Board”) issued an “Order Approving Stipulation and Agreement” in Docket No. RPU-03-1. In that decision the Board approved a settlement between the Iowa Consumer Advocate (“OCA”) and MidAmerican Energy Company (“MidAmerican” or “Company”) addressing ratemaking principles pursuant to Iowa Code Section 476.53 for MidAmerican Energy Company’s (“MidAmerican” or “Company”) proposed 310 megawatt (MW) wind-powered generating project. On January 25,2005, the Board issue an order “Order Approving Stipulation and Agreement” in Docket No. RPU-04-3. In that decision the Board again, approved a settlement between OCA and addressing ratemaking principles pursuant to Iowa Code Section 476.53 for MidAmerican to expand its initial 310 MW wind-power generating project. Except for the size of the projects and the cost cap, the two decisions approve the same substantive ratemaking principles.

MidAmerican has determined that it would be beneficial to the Company and its customers to pursue a 2006-2007 Expansion Project at this time because of the following factors:

1.
The State of Iowa is encouraging more renewable energy be built in the state as set forth in Iowa Code Section 476.41(2005) and. Executive Order 41 which among other objectives promotes the use of a 10% renewable energy for state-owned facilities;

2.	MidAmerican’s positive experience with existing wind projects (operationally and installation costs);

3.	The 2006-2007 Expansion Project has favorable economics to customers and MidAmerican.

4.	The need to further increase diversity as fuel costs (coal and natural gas) have become increasingly volatile;

5.	The current production tax credit ends January 1, 2008 and if it is extended will most likely be of less value.

The Office of Consumer Advocate (“OCA”) supports the Expansion Project and concurs with the ratemaking principles specified below.

Article II - Purpose

This Stipulation has been prepared and executed by the signatories for the purpose of stipulating to their mutually-agreed position in the ratemaking principles case regarding the 2006-2007 Expansion Project, to be commenced by MidAmerican pursuant to Section 476.53 of the Iowa Code. MidAmerican commits to commencing such case as soon as feasible after executing this Stipulation.

In consideration of the mutual agreements set forth, the signatories stipulate that the Board should issue an order that allows the terms and provisions of this Stipulation to be fully implemented.

Terms:

The signatories to this Stipulation agree to support the 2006-2007 Expansion Project with the following ratemaking principles and ratemaking provisions:

RATEMAKING PRINCIPLES

Topic	Ratemaking Principle
Iowa Jurisdictional portion
The 2006-2007 Expansion Project will be allocated to Iowa in the same manner as for the new generation (Greater Des Moines Energy Center, Council Bluffs Energy Center Unit 4, initial wind project and wind expansion project) specified in Dockets SPU-05-09 and SPU-05-12.

Cost Cap
Cost Cap. The Iowa jurisdictional portion of MidAmerican’s prudently incurred capital costs, operation and maintenance expenses and other actual costs of the 2006- 2007 Expansion Project shall be included in MidAmerican’s regulated electric rates. MidAmerican shall be permitted to include in rates the actual costs, up to the Iowa jurisdictional portion of [CONFIDENTIAL] million per MW installed (inclusive of associated costs necessary for the reliable integration of the expansion project into the MidAmerican or other transmission provider’s delivery system), without the need to establish prudence or reasonableness. MidAmerican anticipates installing up to545 MW of additional wind capacity. MidAmerican shall be required to establish the prudence and reasonableness of any project costs in excess of the foregoing calculated per MW amount before the Iowa jurisdictional portion of such excess can be included in rates

Depreciation	The depreciation life of the 2006-2007 Expansion Project for ratemaking purposes shall be 20 years.

Return on Equity	The allowed return on common equity investment (ROE) on the portion of the 2006-2007 Expansion Project included in Iowa electric rate base shall be 11.9%.

Renewable Energy and CO2 Credits
The Iowa jurisdictional portion of any revenues from the sale of renewable energy credits and carbon dioxide credits associated with the 2006-2007 Expansion Project shall be recorded above-the-line by MidAmerican in the accounts specified in Appendix 2 and included in the revenue sharing calculations of items “g” and “h” of, the Stipulation and Settlement in Docket No. RPU-03-1 and included in the revenue sharing calculation through calendar year 2012.

Federal Production Tax Credit
The Iowa jurisdictional portion of any federal production tax credits associated with the 2006-2007 Expansion Project shall be recorded above-the-line by MidAmerican in the accounts specified in Appendix 2 and included in the revenue sharing calculations of items “g” and “h” of the Stipulation and Settlement in Docket No. RPU-03-1 and included in the revenue sharing calculation through calendar year 2012.

Wholesale Sales Revenue
The Iowa jurisdictional portion of wholesale sales revenue associated with all generating units included in MidAmerican’s Iowa jurisdictional electric rate base (including the wind power facilities of the 2006-2007 Expansion Project) shall be recorded above-the-line in the accounts specified in Appendix 2 and included in the revenue sharing calculations of items “g” and “h” of the Stipulation and Settlement in Docket No. RPU-03-1 and included in the revenue sharing calculation for through calendar year 2012.

RATEMAKING PROVISIONS

The signatories to this Stipulation agree to support the Expansion Project with the following ratemaking provisions:

a.
Revenue Sharing 2012. Revenue sharing as approved by the Board in its October 17, 2003, “Order Approving Stipulation and Agreement,” in Docket No. RPU-03-l for the years 2006-20 10 shall continue throughout 2012, except with respect to the method for crediting customers for any revenue sharing benefits. The customers’ share of any revenue sharing for 2012 earnings will he returned to the customers in 2013 through a bill-crediting mechanism approved by the Board in accordance with the methodology set out in the enclosed Attachment.

b.
Restrictions on General Rate Increases. MidAmerican commits not to seek any general rate increase in Iowa electric base rates to become effective during 2012, unless its Iowa jurisdictional return on equity on electric operations for calendar year 2011 falls below 10%. This provision shall not be interpreted to prevent the implementation, prior to December 31, 2012, of any electric rate or tariff changes approved by the Board in Docket No. RPU-04-2 and associated dockets.

c.	Restrictions on Show Cause Filings. The OCA commits not to seek any decrease in Iowa electric base rates to become effective before January 1, 2013.

d.
Data Submission. On or before April 30, 2013, MidAmerican shall provide to the OCA all of the information (except written testimony), including electronic copies, required by the 199 Iowa Administrative Code 26.5(5) as this rule is written and in effect on the date of this settlement. The information shall reflect a 2012 test year and include a calculation and explanation of all known and measurable changes m costs and revenues that MidAmerican believes should be included as pro forma adjustments to test year 2012 results under the provisions of Iowa Code Section 476.33 (2005).

Article III - Joint Motion

The signatories shall jointly file this Stipulation and Agreement in the ratemaking principles proceeding for the 2006-2007 Expansion Project to be commenced by MidAmerican pursuant to Section 476.53. The signatories shall also file with the Board a joint motion requesting that the Board accept this Stipulation and Agreement without condition or modification.

Article IV -Condition Precedent

This Stipulation shall not become effective unless and until the Board accepts the same in its entirety without condition or modification.

Article V  - Privilege and Limitation

This Stipulation and Agreement is made pursuant to Iowa Code §17A.10 and 199 I.A.C. §7.2(11). The Stipulation and Agreement shall become binding upon the signatories upon its execution; provided, however, that if this Stipulation and Agreement does not become effective in accordance with Article IV above, it shall be null, void and privileged. This Stipulation and Agreement is intended to relate only to the specific matters referenced herein, and no signatory waives any claim or right that it may otherwise have with respect to any matter not expressly provided for herein. Except as expressly provided in this Stipulation and Agreement, no signatory shall be deemed to have approved, accepted, agreed or consented to any ratemaking principle, any method of cost of service determination, or any method of cost allocation underlying the provisions of this Stipulation and Agreement or be prejudiced or bound thereby in any other current or future proceeding before any agency. This Stipulation and Agreement sha1l not, directly or indirectly, be referred to as precedent in any other current or future proceeding before the Board.

Article VI - Execution

To facilitate and expedite execution, the Stipulation and Agreement may be executed by the signatories in multiple conformed copies which, when the original signature pages are consolidated into a single document, shall constitute a fully-executed document binding upon all the signatories to be filed with the Board. The facsimile signatures of the signatories shall be deemed to constitute original signatures, and facsimile copies hereof shall be deemed to constitute duplicate originals.

Article VII - Modification and Amendment

This Stipulation and Agreement shall not be amended or modified except by an instrument in writing signed by all signatories.

Article VIII -Term

1.
Unless terminated earlier by operation of paragraph 2 of this Article, this Stipulation and Agreement shall terminate January 1, 2013, except for MEC’s responsibility for revenue sharing for the year 2012 and except for the Ratemaking Principles of the “Term” section in Article II that shall remain in effect as long as the wind power facilities of the Expansion Project continue to provide regulated electric service to Iowa consumers.

2.	This Stipulation and Agreement and the obligations of the signatories shall terminate if:

a.	the Board does not approve the terms of this Stipulation and Agreement;

b.	MidAmerican is unable to secure access to sufficient transmission for the 2006-2007 Expansion Project; or

c.	On or before June 30, 2007, if MidAmerican determines that it is not likely to secure acceptable contracts that will result in the 2006-2007 Expansion Project obtaining revenues in excess of costs.

3.
In the event of termination pursuant to the preceding subparagraph, MidAmerican shall be permitted to record as above-the-line expenses an amortization over a 5-year period of all reasonable costs of the 2006-2007 Expansion Project, including cancellation costs, but shall not be entitled to recover a return on such costs.

Article IX - Binding Nature

This Stipulation and Agreement shall be binding on the signatories. The signatories shall take no actions directly or indirectly to eliminate or otherwise limit the scope or effect of this Stipulation and Agreement throughout its term.

Article X - Further Assurances

The signatories agree to cooperate in order to effectuate the full and complete intent of the signatories as expressed in this Stipulation and Agreement.

Article XI - Entire Agreement

This Stipulation and Agreement contains the entire agreement between the signatories. There are no additional terms, whether consistent or inconsistent, oral or written, that have not been incorporated into this Stipulation and Agreement.

MIDAMERICAN ENERGY COMPANY	OFFICE OF CONSUMER ADVOCATE

/s/ Todd M. Raba	/s/ John R. Perkins
Name: Todd M. Raba	Name: John R. Perkins
Date: 12/15/05	Date: 12/15/05

ATTACHMENT
2011-2012 IOWA ELECTRIC REVENUE SHARING REVENUE CREDIT
METHODOLOGY

The following approach will be used for Iowa Utilities Board review and approval for distribution of any revenue credits pursuant to the Stipulation and Settlement between the Office of Consumer Advocate and MidAmerican Energy Company.

1.
In the event that electric earnings exceed the revenue sharing threshold MidAmerican will calculate bill credits by: (1) determining the amount to be credited to each class, and (2) crediting to customers within each class in proportion to each customer’s 2011 or 2012 electric non-contract billed revenue. Credits will be applied to active Iowa non-contract electric customers and contract customers to the extent they were on tariff pricing in the year 2011 or 2012. Active customers are defined as customers of record receiving electric service during the single billing cycle in which revenue credits are applied to customers’ bills.

2.
The revenue credit, if any, will be allocated among the residential, commercial/small general service and industrial/large general service classes to provide an equal percentage bill credit per class. MidAmerican will allocate the revenue sharing credit to each class in proportion to 2011 or 2012 non-contract billed revenues for each class. MidAmerican will further calculate a revenue sharing factor within each class to be applied to each customer’s 2011 or 2012 non-contract revenue. This factor will be determined by dividing the revenue sharing credit amount for each class as determined above by the 2011 or 2012 non-contract revenue within each class.

3.	During the first quarter of 2012 and 2013, MidAmerican will file its proposed bill credit analysis and applicable workpapers with the Iowa Utilities Board for review.

4.	MidAmerican will apply any bill credits during a single billing cycle subsequent to receipt of Iowa Utilities Board approval of MidAmerican’s filing.

5.
In the event that any active customers leave MidAmerican’s service territory subsequent to issuance of the bill credit and there is no bill available for credit, MidAmerican will contribute such revenue credit balance to the I-CARE program for distribution in those areas in which the former active customers had previously been located.

6.
Within 60 days of completion of the bill credits, MidAmerican will file a final report with the Iowa Utilities Board. No Iowa Utilities Board action will be required, unless the Iowa Utilities Board determines that MidAmerican has failed to issue the revenue credits in accordance with the Iowa Utilities Board’s prior approval.